UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             REQUEST FOR WITHDRAWAL



Date of Request:  September 20, 2004

Telcom Direct, Inc.

           Nevada                                           51-0437237
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(State or other jurisdiction of                       (IRS Employer I.D. Number)
 incorporation or organization)

4790 Caughlin Parkway,                      Reno,          Nevada         89451
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(Address of principal executive offices)   (City)          (State)        (Zip)

                                  775-827-4557
                        -------------------------------
                        (Registrant's Telephone Number)

Securities  Act  registration  statement file number to which this form relates:
333-117223

ITEM 1.  Withdrawal of Registration Statement.

On July 7, 2004, Telcom Direct, Inc., a Nevada corporation, filed a Registration Statement on Form SB-2, File No. 333-117223 with the Securities and Exchange Commission. A First Amendment to the Form SB-2 was filed on August 16, 2004. The Board of Directors of Telcom Direct, Inc. has determined that it is in the best interest of the company and its shareholders to request a withdrawal of the Registration Statement on Form SB-2, File No. 333-117223. None of the shares being offered pursuant to the registration statement have been offered or sold.

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Request for Withdrawal to be signed on its behalf by the undersigned in the City of Reno, State of Nevada, U.S.A. on the 20th day of September, 2004.

                                              TELCOM DIRECT, INC.

                                        By:/s/Charles J. Smith.
                                        ---------------------------------------
                                              Charles J. Smith, President